As filed with the Securities and Exchange Commission on July 23, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Psyence Biomedical Ltd.

(Exact name ofregistrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

121 Richmond Street West Penthouse Suite 1300 Toronto, Ontario	M5H2Kl
(Address of Principal Executive Offices)	(Zip Code)

Psyence Biomedical 2023 Equity Incentive Plan
(Full Title of the Plan)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

With copies to:

Ari Edelman

Edelman Legal Advisory PLLC

400 Rella Boulevard, Suite 165

Suffern, New York 10901

(845) 533-3435

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed in accordance with General Instruction E to Form S-8 under the Securities Act of 1933 to register an additional 70,174 shares of common stock of Psyence Biomedical Ltd. (the “Registrant”) reserved under the Psyence Biomedical Ltd 2023 Equity Incentive Plan (as amended, the “Plan”).

This Registration Statement incorporates by reference the Registration Statement on Form S-8 (Commission File No. 333-281112) originally filed on July 31, 2024, covering the initial 3,360 shares reserved under the Plan, to the extent not superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION lO(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Registrant. The address for the Commission’s website is “http://www.sec.gov.” The following documents filed by the Registrant with the Commission are incorporated herein by reference:

l.	Our Annual Report on Form 20-F which was filed with the Commission on June 25, 2025 (the “Annual Report”) for the fiscal year ended March 31, 2025;

2.	The description of our Common Stock filed as Exhibit 2.4 to the Annual Report;

3.	The Current Reports on Form 6-K filed on the following dates: April 1, 2025, April 11, 2025 (other than exhibit 99.3), April 23, 2025 (other than exhibits 99.2 and 99.3) June 11, 2025 (other than exhibit 99.2), June 25, 2025 (other than exhibits 99.2 and 99.3); and

4.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Psyence Biomedical Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-4 (File No. 333-273553) filed with the SEC on November 13, 2023).
4.2	Amended and Restated Bylaws of Psyence Biomedical Ltd. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-4 (File No. 333-273553) filed with the SEC on November 13, 2023).
5.1*	Opinion of WeirFoulds LLP.
23.1*	Consent of MNP LLP.
23.2*	Consent of WeirFoulds LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Psyence Biomedical Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 6-K filed with the SEC on July 25, 2025).
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on the 23rd day of July, 2025.

Psyence Biomedical Ltd.

By:	/s/ Neil Maresky
Neil Maresky
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Neil Maresky and Jody Aufrichtig, each acting alone, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Neil Maresky	Chief Executive Officer and Director	July 23, 2025
Neil Maresky	(Principal Executive Officer)

/s/ Warwick Corden-Lloyd	Chief Financial Officer	July 23, 2025
Warwick Corden-Lloyd	(Principal Financial and Accounting Officer)

/s/ Jody Aufrichtig	Chairman of the Board and Strategic Business Development Officer	July 23, 2025
Jody Aufrichtig

/s/ Marc Balkin	Director	July 23, 2025
Marc Balkin

/s/ Christopher (Chris) Bull	Director	July 23, 2025
Christopher (Chris) Bull

/s/ Seth Feuerstein	Director	July 23, 2025
Seth Feuerstein

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Psyence Biomedical Ltd. has signed this registration statement in the city of Newark, Delaware on the 23rd day of July, 2025.

Puglisi & Associates

By:	Isl Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

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